October 26, 2021

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Valneva SE

Registration Statement on Form F-1

Registration No. 333-260507

Acceleration Request

Requested Date: October 28, 2021

Requested Time: 4:00 PM, Eastern Daylight Time

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended (the “Act”), Goldman Sachs Bank Europe SE, Jefferies LLC, Jefferies International Limited and Jefferies GmbH, as representatives of the several underwriters, hereby join Valneva SE in requesting that the Securities and Exchange Commission (the “Commission”) take appropriate action to cause the Registration Statement on Form F-1 (File No. 333-260507) (the “Registration Statement”) to become effective on October 28, 2021, at 4:00 PM, Eastern Daylight Time, or as soon as practicable thereafter.

Pursuant to Rule 460 under the Act, please be advised that we will take reasonable steps to secure adequate distribution of the preliminary prospectus, to underwriters, dealers, institutions and others, prior to the requested effective time of the Registration Statement.

We have been informed by the participating underwriters that they will comply with the requirements of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, to the extent applicable.

[Signature Page Follows]

Very truly yours,

Goldman Sachs Bank Europe SE

By:	/s/ Ben Thorpe
Name:	Ben Thorpe
Title:	Managing Director

Jefferies LLC

By:	/s/ Kevin Sheridan
Name:	Kevin Sheridan
Title:	Managing Director

Jefferies International Limited

By:	/s/ Luca Erpici
Name:	Luca Erpici
Title:	Managing Director

Jefferies GmbH

By:	/s/ Oliver Diehl
Name:	Oliver Diehl
Title:	Managing Director

By:	/s/ Luca Erpici
Name:	Luca Erpici
Title:	Managing Director

cc:	Thomas Lingelbach, Valneva SE

Robert Puopolo, Goodwin Procter LLP

Edwin O’Connor, Goodwin Procter LLP

Seo Salimi, Goodwin Procter LLP

Katie A. Kazem, Cooley LLP

[Signature Page to Acceleration Request]